Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (“Agreement”) is between Clear Channel Outdoor Holdings, Inc. (“CCOH”, and such entity together with all past, present, and future parents, divisions, operating companies, subsidiaries, and affiliates are referred to collectively herein as “Company”) and Lynn Feldman (“Employee”). This Agreement supersedes and replaces in its entirety that certain Amended and Restated Employment Agreement between Company and the Employee, effective November 1, 2022 (as previously amended) (the “Prior Agreement”).

1. TERM OF EMPLOYMENT

This Agreement commences August 1, 2025 (“Effective Date”), and ends on July 31, 2028 (the “Employment Period”), and shall be automatically extended for additional two (2) year periods, unless either Company or Employee gives written notice of non-renewal that the Employment Period shall not be extended, or otherwise terminated in accordance with the provisions herein. Notice must be provided between December 1st and December 31st prior to the end of the then applicable Employment Period (the “Notice of Non-Renewal Period”). The term “Employment Period” shall refer to the initial Employment Period if and as so extended.

2. TITLE AND EXCLUSIVE SERVICES

(a) Employee’s title is Executive Vice President, Chief Legal and Administrative Officer, and Corporate Secretary of CCOH, and Employee will perform job duties that are usual and customary for this position.

(b) Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period; provided, however, that Employee may participate in professional, civic or charitable organizations so long as such participation is unpaid and does not interfere with the performance of Employee’s duties or would constitute a breach of Employee’s obligations under Sections 4, 5, 6 or 7 of this Agreement.

(c) Prior Employment. Employee affirms that no obligation exists with any prior employer or entity which would prevent full performance of this Agreement by Employee, or, to the Employee’s knowledge, subject Company to any claim with respect to Company’s employment of Employee.

3. COMPENSATION AND BENEFITS

(a) Base Salary. Employee shall be paid an annualized base salary of Seven Hundred Fifty Thousand Dollars ($750,000.00) (“Base Salary”); provided, that such Base Salary rate shall be retroactive to June 1, 2025 such that, if as of the Effective Date, any previously paid base salary for the period beginning on June 1, 2025 and ending on December 31, 2025 was at a rate that was less than $750,000.00, the aggregate difference between such base salary rate and the Base Salary rate during such period shall be paid on the first regular payroll date occurring after the Effective Date. The Base Salary shall be payable in accordance with Company’s regular payroll practices and pursuant to Company policy, which may be amended from time to time. Employee is eligible for salary increases at Company’s discretion based on Company and/or individual performance.

(b) Vacation. Employee is eligible for twenty (20) vacation days per calendar year, prorated as necessary, and subject to Company’s applicable policies.

(c) Annual Bonus. Eligibility for an annual bonus (“Annual Bonus”) is based on financial and performance criteria established by the Compensation Committee of CCOH and approved in the annual budget, pursuant to the terms of the applicable bonus plan which operates at the discretion of Company and its Board of Directors, and is not a guarantee of compensation. The payment of any Annual Bonus shall be no later than March 15 each calendar year following the year in which the Annual Bonus was earned, within the short-term deferral period under the Internal Revenue Code Section 409A and the final regulations and any guidance promulgated thereunder (“Section 409A”). Employee’s annual bonus target shall be one hundred percent (100%) of Employee’s annual Base Salary and will be prorated for changes in base salary or bonus target that occur during any applicable plan year.

(d) [Reserved].

(e) Annual Long Term Incentive. Employee will be awarded an annual long-term incentive opportunity in respect of common stock of CCOH, having an annual target value equal to approximately One Million Four Hundred Thousand Dollars ($1,400,000.00), consistent with awards made to other executives of Company in comparable positions, taking into consideration demonstrated performance and potential, and subject to approval by the Board of Directors or the Compensation Committee of CCOH, as

applicable; provided, that, in no event shall the grant date fair value of any such award be less than Three Hundred Thousand Dollars ($300,000.00) on the date of grant. Each such award will be granted pursuant to and will be subject to the terms and conditions of the CCOH 2012 Third Amended and Restated Stock Incentive Plan (or any successor incentive plan) (the “Equity Plan”) and applicable award agreement(s).

(f) Employment Benefit Plans. Employee may participate in employee welfare benefit plans in which other similarly situated employees may participate, according to the terms of applicable policies and as stated in Company’s Employee Guide.

(g) Travel. Employee is authorized to fly business class for any business-related flight that is three (3) hours or more.

(h) Expenses. Company will reimburse Employee for business expenses, consistent with past practices pursuant to Company policy. Any reimbursement that would constitute nonqualified deferred compensation shall be paid pursuant to Section 409A.

(i) Compensation pursuant to this section shall be subject to overtime eligibility, if applicable, and in all cases be less applicable payroll taxes and other deductions.

4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

(a) Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s permits, landlord and property owner information, marketing plans, growth strategies, target lists, performance goals, operational strategies, specialized training expertise, employee development, engineering information, sales information, terms of negotiated leases, client and customer lists, contracts, representation agreements, pricing information, production and cost data, fee information, strategic business plans, budgets, financial statements, technological initiatives, proprietary research or software purchased or developed by Company, information about employees obtained by virtue of an employee’s job responsibilities and other information Company treats as confidential or proprietary (collectively the “Confidential Information”); provided, however, that Confidential Information excludes information that is or generally becomes available to the public unless through unauthorized disclosure by Employee. Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that: (i) it is necessary in connection with performing Employee’s duties or (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform Company, shall reasonably cooperate with Company, at Company’s expense, to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use trade secrets in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to Company.

(b) Employee understands, agrees and acknowledges that the provisions in this Agreement do not prohibit or restrict Employee from communicating with the DOJ, SEC, DOL, NLRB, EEOC or any other governmental authority, exercising Employee’s rights, if any, under the National Labor Relations Act to engage in protected concerted activity, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority or cooperating with or participating in a legal proceeding relating to such violations, including providing documents or other information. Employee is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(c) The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason. Further, this Section 4 shall not be applied to interfere with Employee’s Section 7 rights under the National Labor Relations Act.

5. NON-INTERFERENCE WITH COMPANY EMPLOYEES

(a) To further preserve Company’s Confidential Information, goodwill and legitimate business interests, during employment and for twelve (12) months after Employee’s employment with Company ends for any reason (the “Noninterference Period”), Employee will not, directly or indirectly, hire, engage or solicit any current employee of Company with whom Employee had contact or supervised within the twelve (12) months prior to Employee’s termination, to provide services elsewhere or cease providing services to Company.

(b) The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6. NON-SOLICITATION OF CLIENTS

(a) To further preserve Company’s Confidential Information, goodwill and legitimate business interests, for twelve (12) months after Employee’s employment with Company ends for any reason (the “Non-Solicitation Period”), Employee will not, directly or indirectly, solicit Company’s clients, governmental or quasi-governmental organizations or their affiliated agencies, or property owners/tenants, licensors, or property managers with whom Employee engaged or had contact within the twelve (12) months prior to Employee’s termination to: (i) encourage such party or entity to reduce or discontinue doing business with Company; or (ii) sell products or services to such party or entity that are the same or substantially similar to those provided to or from Company.

(b) The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

7. NON-COMPETITION AGREEMENT

(a) To further preserve Company’s Confidential Information, goodwill, specialized training expertise, and legitimate business interests, Employee agrees that during Employee’s employment with Company and for twelve (12) months after Employee’s employment with Company ends for any reason (the “Non-Compete Period”), Employee will not perform, directly or indirectly, the same or substantially similar services provided by Employee for Company, or in a capacity that would otherwise likely result in the use or disclosure of Confidential Information, for any entity engaged in a business in which Company is engaged (including such business that is in the research, development or implementation stages), and with which Employee participated at the time of Employee’s termination or within the twelve (12) months prior to Employee’s termination, (“Competitor”), including, but not limited to: JC Decaux Corporation; Titan Media Company; Fairway Outdoor; Adams Outdoor; Outfront Media or Lamar Advertising Company, in any geographic region in which Employee has or had duties (the “Non-Compete Area”).

(b) The terms of this Section 7 shall survive the expiration or termination of this Agreement for any reason.

(c) Notwithstanding the foregoing, none of the restrictions set forth in this Section 7 shall be interpreted or applied in a manner to prevent or restrict Employee from practicing law, as it is the intent of this Section 7 to create certain limitations on Employee’s business activities only, and not to create limitations that would restrict Employee from practicing law. For the avoidance of doubt, and without limiting the foregoing, nothing in this Section 7 shall prohibit Employee from providing legal services, as an employee or otherwise, to a business engaged in the business of the Company or engaging in the private practice of law as a sole practitioner or member of a law firm, irrespective of whether members of a law firm with whom Employee is affiliated or Employee, in such capacity, represents businesses that are engaged in the business of the Company. Employee acknowledges and agrees that, both before and after the date that Employee is no longer employed by the Company, Employee shall be bound by all ethical and professional obligations (including those with respect to conflicts and confidentiality) that arise from Employee’s provision of legal services to, and acting as legal counsel for, the Company.

8. TERMINATION

(a) This Agreement and/or Employee’s employment may be terminated at any time by mutual agreement, approved by (i) Company in writing, and (ii) a representative of Company’s Legal Department or as set forth below:

(b) Death. The date of Employee’s death shall be the termination date.

(c) Disability. Company may terminate this Agreement and/or Employee’s employment if Employee is unable to perform the essential functions of Employee’s full-time position for more than one hundred eighty (180) days in any twelve (12)-month period, subject to applicable law.

(d) Termination by Company. Company may terminate employment with or without Cause, and in the event such termination is for Cause, Company shall provide written notice to Employee of the reason for such termination and follow the procedures below. “Cause” means:

(i) willful misconduct, including, without limitation, violation of sexual or other harassment policy, misappropriation of or material misrepresentation regarding material property of Company, other than customary and de minimis use of Company property for personal purposes as determined in the reasonable discretion of Company;

(ii) material non-performance of duties (other than by reason of disability);

(iii) repeated failure to follow lawful directives;

(iv) a felony conviction, a plea of nolo contendere by Employee, or other conduct by Employee that has or would result in material injury to Company’s reputation, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude;

(v) a material breach of this Agreement; or

(vi) a material violation of Company’s employment and management policies.

(e) If Company desires to terminate for Cause under (c)(i), (ii), (iii), (v) or (vi), Employee shall have ten (10) days to cure after receiving written notice from Company, except where such cause, by its nature, is not curable or the termination is based upon a recurrence of an act previously cured by Employee.

(f) Non-Renewal. Following notice by either party under Section 1, Company may, in its sole discretion, modify Employee’s duties and/or responsibilities at any point after such notice has been provided, through the end of the Employment Period. Modification of Employee’s duties and/or responsibilities pursuant to this subsection shall not trigger Good Cause by Employee under Section 8(g).

(g) Termination by Employee for Good Cause. Subject to Section 8(d), Employee may terminate Employee’s employment at any time for “Good Cause,” which is: (i) a material and substantial diminution of Employee’s duties or responsibilities or Employee’s removal as Executive Vice President, Chief Legal and Administrative Officer, and/or Corporate Secretary of CCOH; (ii) a requirement that Employee’s principal place of work be greater than thirty (30) miles from the current location in New York, NY; or (iii) a significant reduction in Employee’s Base Salary and Annual Bonus target. If Employee elects to terminate Employee’s employment for “Good Cause,” Employee must provide Company written notice within thirty (30) days, after which Company shall have twenty (20) days to cure. If Company has not cured and Employee elects to terminate Employee’s employment, Employee must do so within ten (10) days after the end of the cure period.

9. COMPENSATION UPON TERMINATION

(a) Death. Company shall, within thirty (30) days of the date of Employee’s death, pay to Employee’s designee or, if no person is designated, to Employee’s estate, Employee’s accrued and unpaid Base Salary and any unpaid prior year bonus, if any, through the date of termination, any business expenses incurred by Employee but not yet reimbursed by Company, and any other payments required to be paid or provided under applicable employee benefit plans or equity plans or equity award agreements, which shall be paid or provided in accordance with the terms of such plans, agreements and/or policies (less applicable payroll taxes and other deductions) (collectively the “Accrued Obligations”).

(b) Disability. Company shall, within thirty (30) days, pay to Employee all Accrued Obligations.

(c) Termination by Company for Cause. Company shall, within thirty (30) days, pay to Employee Employee’s accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans.

(d) Termination by Company without Cause/Non-Renewal by Company/Termination by Employee for Good Cause.

(i) If Company terminates employment without Cause or gives notice of non-renewal, or if Employee terminates employment for Good Reason then Company shall pay all Accrued Obligations to Employee.

(ii) In addition, if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company (“Release”) and Employee does not revoke such Release within any time period revocation is permitted by the Release’s terms:

A. Company will pay Employee, in periodic payments in accordance with ordinary payroll practices and deductions, Employee’s current Base Salary for twelve (12) months (the “Severance Payments” or “Severance Pay Period”).

B. Employee shall be eligible for a pro-rata portion of the Annual Bonus (“Pro-Rata Bonus”), calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Employee is eligible only if a bonus would have been earned by the end of the calendar year, and such Pro-Rata Bonus will be paid at the time that annual bonuses are paid to other Company employees. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.

C. Notwithstanding anything to the contrary set forth in any equity award agreements between the Company and Employee (except in circumstances where treatment more favorable to Employee is provided in any such equity award agreement), (x) any unvested time-vesting equity awards which are scheduled to vest within the twelve (12) month period following the date of termination shall vest in full on the date of termination pursuant to this Section 9(d), and

(y) any outstanding and unvested performance stock units will vest as follows: (i) one-third (1/3) of the target number of shares underlying the performance stock units are eligible to vest if the date of termination is before the date which is two (2) years prior to the Vesting Date (as defined in the applicable award agreement), (ii) two-thirds (2/3) of the target number of shares underlying the performance stock units are eligible to vest if the date of termination is on or after the date which is two (2) years prior to the Vesting Date but before the date which is one (1) year prior to the Vesting Date, and (iii) one hundred percent (100%) of the target number of shares underlying the performance stock units are eligible to vest if the date of termination is on or after the date which is one (1) year prior to the Vesting Date. The portion of the performance stock units eligible to vest pursuant to this Section 9(d) will remain outstanding and eligible to be earned at the end of the applicable performance period based on the relative total shareholder return performance (or other applicable performance metric) as outlined in the applicable award agreement and, if earned, will then be distributed to Employee within sixty (60) days.

The Release shall be provided to Employee on or before Employee’s termination date and must be executed by Employee and irrevocable by the sixtieth (60th) day following the termination date. The payments and benefits described above shall be provided to Employee (or shall begin to be provided to Employee, as applicable) no later than the second regularly scheduled payroll date following the date that the Release is effective and irrevocable, subject to Section 17 below; provided, however, in the event that the period in which Employee has to review and execute the Release begins in one tax year and ends in a later tax year, the payments and benefits described above shall be provided to Employee (or shall begin to be provided to Employee, as applicable) in the later tax year.

(e) Non-Renewal by Employee. If Employee gives notice of non-renewal under Section 1, Company shall pay all Accrued Obligations.

(f) Breach of Restrictive Covenants or Re-hire by Company during Severance Pay Period.

(i) If Employee is in breach of any post-employment obligations or covenants, in Company’s sole discretion, during any Severance Pay Period, Severance Payments shall cease. The foregoing shall not affect Company’s right to enforce any of the post-employment obligations or covenants. Employee acknowledges that each individual Severance Payment received is adequate and independent consideration to support Employee’s General Release of claims referenced in Section 9, as each is something of value to which Employee would not have otherwise been entitled at termination had Employee not executed a General Release of claims.

(ii) If Employee is rehired by Company during any Severance Pay Period, Severance Payments shall cease; however, if Employee’s new Base Salary is less than Employee’s previous Base Salary, Company shall pay Employee the difference between Employee’s previous and new Base Salary for the remainder of the Severance Pay Period.

10. OWNERSHIP OF MATERIALS

(a) Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire (the “Works”) and at all times are owned exclusively by Company, and in any event, Employee hereby assigns all ownership in such rights to Company. Employee understands that the Works may be modified or altered and expressly waives any rights of attribution or integrity or other rights in the nature of moral right (droit morale) for all uses of the Works. Employee agrees to provide written notification to Company of any Works covered by this Agreement, execute any reasonable documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms, even if no longer employed by Company, but such activities will be at Company’s expense. Employee agrees that Employee shall have no right to reproduce, distribute copies of, perform publicly, display publicly, or prepare derivative works based upon the Works. Employee hereby irrevocably designates and appoints Company as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf regarding obtaining and enforcing any intellectual property rights that were created by Employee during employment and related to the performance of Employee’s job. Employee agrees not to incorporate any intellectual property created by Employee prior to Employee’s employment, or created by any third party, into any Company work product. In accordance with N.Y. Lab. Law § 203-f, this Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Company was used and which invention was developed entirely on Employee’s own time, so long as the invention does not: (i) relate directly to the business of Company; (ii) relate to Company’s actual or demonstrably anticipated research or development, or (iii) result from any work performed by Employee for Company.

(b) The terms of this Section 10 shall survive the expiration or termination of this Agreement for any reason.

11. PARTIES BENEFITED; ASSIGNMENTS

(a) This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon Company and its respective successors and assigns. Employee hereby consents to the Agreement being enforced by any successor or assign of Company without the need for further notice to or consent by Employee, provided such successor or assignee assumes the obligations under this Agreement. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.

12. GOVERNING LAW

This Agreement shall be governed by the laws of the State of Texas.

13. LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

14. INDEMNIFICATION

Company shall defend and indemnify Employee to the fullest extent permitted by law, for acts committed in the course and scope of employment and shall provide coverage to Employee under Company’s D&O insurance policy. Employee shall indemnify Company for claims of any type concerning Employee’s conduct outside the scope of employment, or the breach by Employee of this Agreement.

15. DISPUTE RESOLUTION

(a) Arbitration. This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq, and evidences a transaction involving commerce. This Agreement applies to any dispute arising out of or related to Employee’s employment with Company or termination of employment. Nothing contained in this Agreement shall be construed to prevent or excuse Employee from using Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the use of such procedures. Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore this Agreement requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of the Agreement or any portion of the Agreement. The Agreement also applies, without limitation, to disputes regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, and state statutes, If any, addressing the same or similar subject matters, and all other state statutory and common law claims (excluding workers compensation, state disability insurance and unemployment insurance claims). Claims may be brought before an administrative agency but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.dol.gov), the National Labor Relations Board (www.nlrb.gov), the Office of Federal Contract Compliance Programs (www.dol.gov/esa/ofccp). Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration. Disputes that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Agreement.

(b) The Arbitrator shall be selected by mutual agreement of Company and the Employee. Unless the Employee and Company mutually agree otherwise, the Arbitrator shall be an attorney licensed to practice in the location where the arbitration proceeding will be conducted or a retired federal or state judicial officer who presided in the jurisdiction where the arbitration will be conducted. If for any reason the parties cannot agree to an Arbitrator, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral Arbitrator. The court shall then appoint an Arbitrator, who shall act under this Agreement with the same force and effect as if the parties had selected the Arbitrator by mutual agreement. The location of the arbitration proceeding shall be no more than 20 miles from the place where the Employee last worked for Company, unless each party to the arbitration agrees in writing otherwise.

(c) A demand for arbitration must be in writing and delivered by hand or first class mail, certified mail with return receipt requested, to the other party within the applicable statute of limitations period. Any demand for arbitration made to Company shall be provided to Company’s Legal Department, 4830 N. Loop 1604 West, Suite 111, San Antonio, Texas 78249. The Arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.

(d) In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the Arbitrator. The Federal Rules of Civil Procedure shall govern any depositions or discovery efforts, and the arbitrator shall apply the Federal Rules of Civil Procedure when resolving any discovery disputes. However, there will be no right or authority for any dispute to be brought, heard or arbitrated as a class, collective or representative action or as a class member in any purported class, collective action or representative proceeding (“Class Action Waiver”). Notwithstanding any other clause contained in this Agreement, the preceding sentence shall not be severable from this Agreement in any case in which the dispute to be arbitrated is brought as a class, collective or representative action. Although an Employee will not be retaliated against, disciplined or threatened with discipline as a result of Employee’s exercising his or her rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum, Company may lawfully seek enforcement of this Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims. Notwithstanding any other clause contained in this Agreement, any claim that all or part of the Class Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.

(e) Each party will pay the fees for his, her or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by law, Company will pay the Arbitrator’s and arbitration fees. If under applicable law Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the parties by the Arbitrator in accordance with applicable law.

(f) Within thirty (30) days of the close of the arbitration hearing, any party will have the right to prepare, serve on the other party and file with the Arbitrator a brief. The Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law, including a court of equity, for the claims presented to and decided by the Arbitrator. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, and except as to Employee, to Employee’s family and professional advisors (provided that any individual to whom such disclosure is made agrees to abide by the terms of this Section), neither a party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

(g) Injunctive Relief. A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.

(h) This Section 15 is the full and complete agreement relating to the formal resolution of employment-related disputes. In the event any portion of this Section 15 is deemed unenforceable and except as set forth in Section 15(d), the remainder of this Agreement will be enforceable.

(i) This Section 15 shall survive the expiration or termination of this Agreement for any reason.

16. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the rights of Company. During the Employment Period and any restrictive covenant period provided in Section 5, 6 or 7, Employee authorizes Company to inform any prospective employer of the existence and non-compensation terms of this Agreement without liability for interference with Employee’s prospective employment. Employee represents that Employee is capable of performing the essential functions of Employee’s position, with or without reasonable accommodation.

17. SECTION 409A COMPLIANCE

(a) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits to be paid or provided to Employee, if any, under this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation (“Deferred Payments”) under Section 409A, will be paid or provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Section 1.409A-1(b)(9) of the Treasury Regulations will be payable until Employee has a “separation from service” within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations A.

(b) It is intended that none of the severance payments or benefits under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in paragraph (d) below or resulting from an involuntary separation from service as described in paragraph (e) below. In no event will Employee have discretion to determine the taxable year of payment of any Deferred Payment or payment made upon a separation from service. Any severance payments or benefits payable pursuant to this Agreement will be payable as provided in Section 9(d).

(c) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Employee’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Employee’s death following Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b) of the Treasury Regulations.

(d) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of paragraph (a) above.

(e) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of paragraph (a) above.

(f) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Employee under Section 409A. In no event will Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

(g) For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Company’s taxable year preceding Company’s taxable year of Employee’s termination of employment as determined under Section 1.409A-1(b)(9)(iii)(A)(1) of the Treasury Regulations and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

18. MISCELLANEOUS

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof for the period defined and, upon its Effective Date, supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements (oral or written) regarding the subject matter of this Agreement. To the extent the Agreement has been signed before its Effective Date and other agreements are in place as of the signing date, such other agreements remain in place until the Effective Date has been reached. This Agreement may not be modified or amended except in writing signed by Employee and Company, and approved by a representative of Company’s Legal Department. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Section 4, 5, 6, 7 and 10 are material terms of this Agreement, reasonable in scope and duration and are necessary to protect Company’s Confidential Information, goodwill, specialized training expertise, and legitimate business interests. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation. Employee agrees that no bond will be required if an injunction is sought to enforce any of the covenants previously set forth herein. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof. Nothing in this Agreement shall be construed to control or modify which Company entity is the Employee’s legal employer for purposes of any laws or regulations governing the employment relationship. Employee acknowledges receipt of Company’s Employee Guide, Code of Conduct and other policies (available on Company’s intranet website) and agrees to review and abide by their terms, which along with any other policy referenced in this Agreement may be amended from time to time at Company’s discretion. Employee understands that Company policies do not constitute a contract between Employee and Company. Any conflict between such policies and this Agreement shall be resolved in favor of this Agreement.

Upon full execution by all parties, this Agreement shall be effective on the Effective Date in Section 1.

EMPLOYEE:

/s/ Lynn Feldman	Date: 7/22/25
Lynn Feldman

COMPANY:

/s/ Scott R. Wells	Date: 7/22/25
Scott R. Wells
Chief Executive Officer
Clear Channel Outdoor Holdings, Inc.